Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

THE CHEESECAKE FACTORY’S FIRST INTERNATIONAL LOCATION OPENS IN DUBAI

IN PARTNERSHIP WITH ALSHAYA

Dubai, United Arab Emirates, and Calabasas Hills, CA —  August 16, 2012 — The leading casual dining restaurant in the U.S.A., The Cheesecake Factory, makes its much-anticipated international debut at The Dubai Mall, opening under a license agreement with Alshaya Trading Co., W.L.L. on August 16, 2012. This opening marks the first location for the brand outside of the United States.  The restaurant, occupying 13,851 square feet with 300 seats, is located opposite the Dubai Aquarium and is open daily for lunch and dinner.

“For nearly 35 years, The Cheesecake Factory has been the benchmark for menu innovation, food quality, ambiance and hospitality. Our reputation and brand awareness are far-reaching, and we look forward to the expansion of The Cheesecake Factory throughout the Middle East and globally.  The restaurant in the Dubai Mall is in a premier location with a view of the Aquarium that is quite impressive,” said David Overton, Chairman and Chief Executive Officer of The Cheesecake Factory Incorporated.

“In keeping with our high standards, menu items will be made in-house, to order, using only the freshest of ingredients.  The menu will also offer our full line of award-winning desserts, including over 30 varieties of cheesecakes and other baked desserts made by our bakery production facilities in the U.S. to ensure quality and consistency.  Guests will experience fantastic food served in an upscale ambiance within a casual setting,” concluded Overton.

Alshaya’s exclusive licensing agreement with The Cheesecake Factory provides for the development of its restaurants across the United Arab Emirates, Kuwait, Bahrain, Qatar and the Kingdom of Saudi Arabia. The agreement also gives Alshaya the opportunity to expand The Cheesecake Factory into its other operating markets in the Middle East and North Africa, Russia, Turkey and Europe.

“The Cheesecake Factory is a fantastic addition to our restaurant portfolio and is certain to be hugely popular with the people of Dubai, who will appreciate the great food, wonderful service and inviting atmosphere that has made this restaurant renowned the world over.  There is incredible demand for The Cheesecake Factory and we are excited to partner with such an iconic brand.  We already charted out an extensive expansion plan and are looking forward to continued success with the brand across the Middle East and beyond,” said Mohammed Alshaya, Executive Chairman of M.H. Alshaya Co.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated (NASDAQ: CAKE) created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company operates 173 full-service, casual dining restaurants throughout the U.S., including 158 restaurants under The Cheesecake Factory® mark; 14 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark. The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products. To learn more about the Company, please visit www.thecheesecakefactory.com and fan us on Facebook at www.facebook.com/TheCheesecakeFactory.

About Alshaya

Alshaya Trading Co., W.L.L.is part of the Alshaya group of companies which was founded in Kuwait in 1890.   Through its retail division Alshaya is a leading international retail franchiser, operating over 55 of the world’s most recognized retail brands, including Starbucks, H&M, Mothercare, Debenhams, American Eagle, Pottery Barn, Pottery Barn Kids, P.F. Chang’s, Office Depot and Boots. The company operates 2,200 stores across 7 divisions: Fashion & Footwear, Health & Beauty, Food Service, Optics, Pharmacy, Office Supplies and Home Furnishings.

Alshaya stores currently can be found in 19 markets across the Middle East and North Africa, Russia, Turkey and Europe. . It employs more than 28,000 people from over 90 nationalities.

The company has established itself as the industry leader across these territories through a combination of local market understanding and a comprehensive commitment to customer service. Growth in each of its operating divisions and brands is supported by continuous investment in talent and infrastructure. It applies best practices in retail operations, merchandising, marketing, information technology, logistics, real estate, human resources and financial controls.

In addition to its retail operations, Alshaya is active in a number of other sectors including real estate, automotive, hotels, trading and investments. Learn more about the company at www.alshaya.com.

CONTACTS

AT THE CHEESECAKE FACTORY

Media

Susan Pasarow

Murphy O’Brien Public Relations

(310) 586-7127

spasarow@murphyobrien.com

Investors

Jill Peters

(818) 871-3000

investorrelations@thecheesecakefactory.com

AT ALSHAYA
Nandini Vohra

(97150) 457 8233

Nandini@theguildpr.com

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